Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

This SECOND AMENDMENT TO LEASE AGREEMENT ("Amendment") is entered into as of July 15, 2020, by and between SILICON VALLEY GATEWAY TECHNOLOGY CENTER, LLC, a
Delaware limited liability company ("Landlord"), and ALLOGENE THERAPEUTICS, INC., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of February 19, 2019 (the "Initial Lease"), as amended by that certain First Amendment to Lease Agreement dated as of August 29, 2019 (the "First Amendment"). The Initial Lease and First Amendment are referred to collectively herein as the "Original Lease".

B.Pursuant to the Original Lease, Landlord leases to Tenant, and Tenant leases from Landlord, certain space (the "Premises") consisting of approximately 117,889 rentable square feet of space (inclusive of approximately 4,325 rentable square feet of mezzanine area) comprising the entire interior of that certain building located at 7400 Gateway Boulevard, Newark, California (the "Building"), as more particularly described in the Original Lease.

C.Tenant has requested that Landlord consent to the installation, operation, and maintenance of certain solar photovoltaic and energy storage equipment on the roof, interior and exterior of the Building.

D.As a result of such request, Landlord and Tenant desire to amend the Original Lease to, among other things, grant Tenant the right to install, operate and maintain certain solar photovoltaic and energy storage equipment on the roof, interior and exterior of the Building, all in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Original Lease. The Original Lease, as amended hereby, shall herein and hereafter be referred to as the "Lease." All references in the Lease to the "Lease" shall herein and hereafter refer to the Original Lease, as amended hereby.

2.Tenant Solar System. Tenant shall have certain rights and obligations, pursuant to the following terms and conditions, with respect to the installation, maintenance, repair, operation, replacement and removal of solar photovoltaic and energy storage equipment on the roof, interior and exterior of the Building (collectively, the "Tenant Solar System"), for the production and storage of electricity exclusively for the use of Tenant or any permitted subtenant or assignee and solely to provide energy for the Building. Landlord acknowledges and agrees that the Tenant Solar System is the personal property of Onyx Development Group LLC or its affiliate and their successors and assigns (in each case, the "Solar Owner'') and shall not attach to or be deemed a part of, or fixture to, the Building, provided, however, as between Landlord and Tenant, Tenant shall remain solely responsible for the Tenant Solar System and Landlord's rights shall not be limited by virtue of Tenant's agreement with Solar Owner and Landlord shall not incur any additional costs or obligations as a result of Solar Owner's acts or omissions and, as between Landlord and Tenant, Tenant shall be solely responsible for all of the acts and omissions of Solar Owner. Landlord agrees to execute a subordination agreement substantially in the form attached hereto as Exhibit A in favor of Solar Owner with respect to the Tenant Solar System (the

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"Subordination Agreement"). Subject to the terms of the Subordination Agreement, Landlord shall have no ownership of, or rights to, any environmental incentives and attributes with respect to the Tenant Solar System, including, without limitation, renewable energy credits, tax credits and depreciation benefits. Solar Owner and Tenant agree to sign such instruments as Landlord's lender or future lender or purchaser of the Project may reasonably require to confirm Landlord's lender's lien priority and such other matters as would be reasonable and customary for an institutional lender or buyer to require including, without limitation, that neither Tenant nor Solar Owner holds any lien or other interest whatsoever in or to the Building or the Premises (other than Tenant's leasehold interest pursuant to the Lease). Solar Owner is not a third party beneficiary under this Amendment or the Lease. The terms and conditions are as follows:

(a)Tenant Solar Rights. Subject to compliance with Legal Requirements, Private Restrictions, and Landlord's approval rights pursuant to Section 12 of the Initial Lease {provided that Landlord approves the concept of installation of the Tenant Solar System subject to the terms of this Amendment), Tenant shall have the right, at Tenant's sole cost and expense, to erect and/or cause to be erected (including through Solar Owner) the Tenant Solar System on the roof, interior and exterior of the Building. Nothing contained herein shall be construed to provide Tenant with any right to modify, expand or alter the Tenant Solar System from those plans and specifications specifically approved by Landlord pursuant to this Amendment except for minor alterations that do not have a material additional effect on the structure of the Premises. Landlord and Tenant agree that the Tenant Solar System shall constitute a Tenant-Made Alteration under the Lease. Notwithstanding anything to the contrary contained in the Lease, the construction of the Tenant Solar System shall not limit any of Tenant's obligations under the Lease, shall be subject in all respects to those terms and provisions of the Lease which relate to Tenant-Made Alterations, including without limitation Section 12 of the Initial Lease (provided, however, that notwithstanding anything to the contrary in the Lease, (i) removal of the Tenant Solar System shall be governed by the terms of this Section 2; and (ii) Landlord shall not be required to maintain property insurance covering loss of the Tenant Solar System), and shall not adversely impact any existing roof warranty with respect to the Premises, the Building or the Project. Tenant hereby agrees that, notwithstanding anything.to the contrary contained herein, if Tenant installs or causes the installation of the Tenant Solar System (or portion thereof), Tenant, at Tenant's sole cost and expense, shall be solely responsible (whether directly or indirectly through Solar Owner) for the maintenance, repair, operation, replacement and removal of the Tenant Solar System, which obligations shall survive the expiration or earlier termination of the Lease and shall be performed (1) at a level of institutional quality within the commercial and industrial solar energy electric generation industry operating in the United States and performed in the market in which the Tenant Solar System is located, (2) in compliance with Legal Requirements, the Private Restrictions, and the Roof Maintenance Standard (as defined below) and (3) by contractors reasonably acceptable to Landlord and only good grades of materials shall be used (collectively, the "System Maintenance Standard"): provided, however, that in no event shall Tenant perform any replacement of any portion of the roof without Landlord's prior written consent. Tenant and Solar Owner, and their respective approved contractors, shall have the right to access the rooftop and the interior and exterior of the Building, as necessary, for purposes of installing, operating, maintaining, repairing, and removing the Tenant Solar System subject to the terms and conditions of the Lease, and further subject to compliance with all roof warranty requirements under the Lease and Section 2(e) of this Amendment.

(b)Landlord Oversight. Landlord may monitor construction of the Tenant Solar System and Tenant shall pay to Landlord's reasonable third party out-of-pocket costs incurred in connection with the review and oversight of the Tenant Solar System project, including, without limitation, review and approval of the plans and specifications for the Tenant Solar System (collectively, "Landlord's Oversight Costs"), payable within thirty (30) days of Landlord's submission to Tenant of an invoice and reasonable supporting documentation evidencing Landlord's Oversight Costs. Notwithstanding that any construction drawings or other materials related to the Tenant Solar System are provided to Landlord, its construction manager, structural engineer or other consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's construction manager, structural engineer or other consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in such construction drawings or other materials related to the Tenant Solar System or the construction thereof, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the aforementioned construction drawings and other materials related to the Tenant Solar System.

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(c)Plans and Specifications: Installation. Pursuant to Section 12 of the Initial Lease, all plans and specifications for the Tenant Solar System shall be submitted to Landlord for its approval. Nothing in this Amendment shall be construed to permit Tenant to install the Tenant Solar System before the plans and specifications for the Tenant Solar System have been submitted to and approved by Landlord (the "Approved Plans"). The Installation of the Tenant Solar System shall be completed in compliance with the Approved Plans and the conditions of any warranty of the roofing system maintained by Landlord on the Building and any additional cost to maintain the existing roof warranty by Landlord due to the addition of the Tenant Solar System shall be at Tenant's sole cost and expense. Furthermore, in no event shall the Tenant Solar System or any appurtenant wiring or cable interfere with or otherwise adversely affect the electrical, mechanical, structural, life safety or other building systems of the Project.

(d)Inspections: Replacement Determination. On at least an annual basis, Tenant shall conduct inspections with a qualified inspector approved by Landlord, verifying the following (with prompt correction of any issues found): (i) wiring and components are secured and are not in contact with the roof surface other than in conduits; (ii) downspouts, drainage pathways and overflow scuppers are not blocked by debris related to the presence of the Tenant Solar System; and (iii) no excessive or abnormal movement of one or more portions of the Tenant Solar System has occurred. Tenant shall timely furnish Landlord with copies of all inspection reports upon request. Without limiting the foregoing, if Tenant does not conduct the required inspections as set forth in the prior sentence, Landlord shall have the right, but not the obligation, to cause an independent roof consultant ("Landlord's Consultant") to conduct regular inspections of the roof, the costs and expenses of which shall be at Tenant's sole cost and expense. If such Landlord's Consultant recommends any maintenance, repairs and/or replacements be performed (including, without limitation, to the roof membrane), then Landlord shall also have the right, but not the obligation, to have any and all such maintenance, repairs and replacements be performed by a contractor selected by Landlord, the costs and expenses of which shall be at Tenant's sole cost and expense; provided, that if any such recommended maintenance, repairs and/or replacements (A) requires work to be done to the Tenant Solar System or (B) otherwise requires the removal, relocation and/or reinstallation of the Tenant Solar System (such work in clauses (A) and (B) together, the "Solar System Work"), such Solar System Work shall be performed by Tenant's or Solar Owner's approved contractors in compliance with the System Maintenance Standard, the Lease, the Roof Maintenance Standard and the scope set forth by Landlord's Consultant.

(e)Roof Maintenance, Repair and Replacement.

(i)Maintenance and Repair (Roof Membrane/Non-Structural Elements of the Roof). Notwithstanding anything to the contrary contained in Section 10 and Section 11 of the Initial Lease, and without limiting any of Tenant's obligations set forth in Section 11 of the Lease, at Landlord's sole election, Tenant, at its sole cost and expense, shall be solely responsible for repairing, maintaining and/or replacing (or at Landlord's sole election, Landlord may repair, maintain and/or replace at Tenant's sole cost and expense) the roof membrane and all other non-structural elements of the roof (1) in a condition consistent with the maintenance, repair and replacement standards that are typical in other similar class office/industrial/warehouse buildings that are located in the market in which the Premises are located, (2) in compliance with Legal Requirements and the Private Restrictions, and (3) by contractors reasonably acceptable to Landlord and only good grades of materials shall be used (collectively, the "Roof Maintenance Standard"). Without limiting the foregoing, as part of Tenant's ongoing maintenance obligations hereunder, Tenant shall cause a roofing contractor approved by the manufacturer of the roof and by Landlord ("Tenant's Contractor"), to perform regularly scheduled maintenance of the non structural elements of the roof (including, without limitation, the roof membrane), and Tenant shall timely furnish Landlord with copies of roof maintenance reports evidencing the same. In the event Tenant fails to maintain such elements in accordance with the Roof Maintenance Standard, Landlord shall have the right to take over such maintenance and Tenant shall be responsible for reimbursing Landlord for the cost of the same Prior to such takeover, Landlord shall provide Tenant with fifteen (15) days prior written notice of Tenant's failure to maintain the Roof Maintenance Standard and the opportunity to cure the same.

(ii)Landlord Work: Relocation of Tenant Solar System. Furthermore, whether or not required under the Lease, in the event Landlord shall deem it necessary to complete any

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maintenance, repairs, or replacement of the roof of the Building (including the roof membrane) (collectively, the "Roof Repairs"), Landlord shall have the right to do so, and any additional expense incurred by Landlord as a result of the Tenant Solar System (including, but not limited to, the requirement below to minimize disruption to the remaining portions of the Tenant Solar System) shall be treated as an Operating Expense; provided, however, that Landlord shall provide thirty days advance written notice to Tenant (except in the event of an emergency, in which case no notice shall be required) of the Roof Repairs to be completed and identify the portions of the Tenant Solar System that will be required to be removed to complete such Roof Repairs (each, a "Roof Maintenance Notice"). Upon receipt of a Roof Maintenance Notice, Landlord and Tenant shall promptly work in good faith to create a plan for relocation of the applicable portion of the Tenant Solar System and Tenant shall complete or cause to be completed such relocation of such portion oft.lie Tenant Solar System at Tenant's sole cost and expense in accordance with such plan.

(i)Work Necessitated by Tenant Solar System. Additionally, notwithstanding any provision contained in the Lease to the contrary, Tenant shall be solely responsible, at its sole cost, for any work in connection with the installation, use, operation, maintenance or removal of the Tenant Solar System, and shall bear all costs and expenses relating to the repair of any damage to, maintenance or replacement of, the roof, including structural and non-structural portions thereof, or other parts of the Building and/or the Premises, in each case, caused by the installation, use, operation, maintenance or removal of the Tenant Solar System, including, without limitation, water damage or other damage resulting from weather elements. All contractors performing work on the roof of the Building in connection therewith shall be subject to Landlord's approval (which approval shall not be unreasonably withheld) prior to the commencement of any such work.

(f)Tenant Solar System Removal. Notwithstanding anything to the contrary contained in the Original Lease, Tenant hereby agrees that Tenant shall be obligated, on or before the expiration or earlier termination of the Lease Term (unless otherwise consented to in writing with Tenant and/or Solar Owner by Landlord prior to such expiration or earlier termination), at Tenant's sole cost and expense, to (i) remove or cause to be removed the Tenant Solar System; (ii) seal any portion of the Building affected by the Tenant Solar System with a material reasonably acceptable to Landlord; (iii) repair and restore any electrical, mechanical, structural, life safety or other building systems of the Building to the condition they were in at the time that Landlord delivered the Building to Tenant, reasonable wear and tear excepted; and (iv) repair or cause to be repaired any damage caused by the Tenant Solar System or the removal thereof (collectively, the "Solar System Restoration"); and Tenant shall perform the Solar System Restoration in a good and workmanlike manner and in compliance with System Maintenance Standard and Roof Maintenance Standard, as applicable. All or any portion of the Tenant Solar System not so removed by Tenant as required herein shall be deemed abandoned and may be stored, removed, used, sold and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property; provided, however, the foregoing shall in no event limit Tenant's obligation to remove the Tenant Solar System. All obligations of Landlord and Tenant hereunder not fully performed as of the termination of the Lease Tenn shall survive the termination of the Lease Term, including, without limitation, indemnity obligations, payment obligations with respect to Operating Expenses and obligations concerning the condition and repair of the Premises.

(g)Governmental and Legal Requirements. Tenant, at Tenant's sole cost and expense, will, at all times in connection with the installation, use, operation, maintenance and/or removal of all or any portion of the Tenant Solar System, comply with the System Maintenance Standard, Roof Maintenance Standard, all warranties, and all Legal Requirements and Private Restrictions affecting the installation, use, operation, maintenance and/or removal of the Tenant Solar System, including, without limitation, applicable building and fire codes, and will comply with all requirements of the Federal Aviation Administration and Federal Communications Commission in respect thereof.

(h)Insurance: Indemnification. Prior to the commencement of construction of the Tenant Solar System, Tenant shall provide Landlord with evidence that it has satisfied all insurance requirements under the Original Lease. Tenant shall pay, promptly upon demand, for the cost of any additional insurance incurred by Landlord or the increase in any premiums on insurance maintained by Landlord arising by

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reason of the erection or installation and maintenance of the Tenant Solar System. For avoidance of doubt, Tenant's indemnification obligations set forth in Section 18 of the Lease shall extend to also cover losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) resulting from actual or threatened claims by third parties occasioned by (a) injuries to any person or damage to, or theft or 1oss of, property occurring on or about the Tenant Solar System to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Parties (including, without limitation, Solar Owner); (b) any actual or alleged breach of the Lease (as amended hereby) by Tenant; (c) any activity, work, or thing done, permitted or suffered by Tenant or any of the Tenant Parties in or about the Premises (including on or about the Tenant Solar System); or (d) Tenant's failure to timely perform the Solar System Restoration, irrespective of whether such failure results from the acts or omissions of Tenant, any Tenant Parties, or any third party.

(i)Landlord Agreement Regarding Sunlight. Landlord will not construct or install any new alterations, modifications or improvement to the Building or Project that will materially interfere with or materially block the Tenant Solar System's unobstructed access to sunlight; provided, that the foregoing shall not limit Landlord's ability to perform routine operation, maintenance and repair work at the Premises, Building, and Project, including any improvements necessary or desirable for the condition of the same.

3.Letter of Credit Increase. The LC Amount is hereby amended to be Three Million Nine Hundred Thousand Dollars ($3,900,000.00). Concurrently with Tenant's execution of this Amendment, Tenant shall deliver to Landlord a revised Letter of Credit in the LC Amount in favor of Landlord. The terms and conditions of the Letter of Credit shall not be modified by this Amendment except that the LC Amount shall hereinafter be Three Million Nine Hundred Thousand Dollars ($3,900,000.00) and the LC Amount reduction schedule set forth in Section 5(j) of the Lease is hereby deleted in its entirety and replaced with the following:

Reduction Date	Reduction Amount	LC Amount after Reduction
Last day of the 24th full calendar month of the initial Lease Term	$200,000.00	$3,700,000.00
Last day of the 36th full calendar month of the initial Lease Term	$200,000.00	$3,500,000.00
Last day of the 48th full calendar month of the initial Lease Term	$200,000.00	$3,300,000.00
Last day of the 60th full calendar month of the initial Lease Term	$200,000.00	$3,100,000.00
Last day of the 72nd full calendar month of the initial Lease Term	$200,000.00	$2,900,000.00
Last day of the 84th full calendar month of the initial Lease Term	$200,000.00	$2,700,000.00
Last day of the 96th full calendar month of the initial Lease Term	$200,000.00	$2,500,000.00
Last day of the 108th full calendar month of the initial Lease Term	$200,000.00	$2,300,000.00
Last day of the 120th full calendar month of the initial Lease Tenn	$200,000.00	$2,100,000.00
Last day of the 132nd full calendar month of the initial Lease Tenn	$200,000.00	$1,900,000.00

The amounts of $2,800,000.00 and $2,400,000.00 in the paragraph immediately following the reduction schedule in the Lease are hereby revised to be $3,700,000.00 and $3,300,000.00, respectively.

4.Metered Electrical System. Pursuant to the Initial Lease, Landlord and Tenant agreed that Landlord would install a house meter to provide utility service to certain installations in the Common Areas serving the Building, including, without limitation, parking lot lighting and irrigation (the "House Meter"). Under the Lease, Tenant is responsible for all utility charges incurred by Landlord under the House Meter as part of

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Operating Expenses. The House Meter was removed as part of the Tenant Improvements and all utility service which previously was provided through the House Meter is now provided by Tenant's separate utility meter for the Premises. Tenant hereby agrees to contract with and timely pay during the Lease Tenn for all utilities and services previously served by the House Meter together with any taxes, penalties, surcharges or the like pertaining to the same. For the avoidance of doubt, Tenant is responsible for 100% of the utility charges for the service provided by Tenant's meter to the Common Areas, and Tenant shall not be entitled to any offset or adjustment for the same. Nothing in this Section 4 shall reduce or otherwise modify Tenant's responsibility to pay Operating Expenses or its proportionate share of any Common Area utility charges which are billed separately to Landlord.

5.Estoppel. Tenant warrants, represents and certifies to Landlord that to the best of Tenant's knowledge, as of the date of this Amendment: (a) Landlord is not in default under the Lease; and
(b)Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due.

6.Landlord's Costs. Tenant shall, within ten (10) days after demand by Landlord, reimburse Landlord for any of Landlord's attorneys' fees and costs incurred in connection with processing and preparing this Amendment.

7.Authority. Tenant has full power and authority to enter into this Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.

8.Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

9.Binding Effect. This Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.

10.Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect. Landlord and Tenant ratify the Original Lease, as amended hereby.

11.Electronic Signatures: Counterparts. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by PDF or other electronic means as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

12.No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Amendment is executed as of the day and year first set forth above.

LANDLORD:

SILICON VALLEY GATEWAY TECHNOLOGY CENTER, LLC,
a Delaware limited liability company

By:	Silicon Valley Gateway Technology Center PG, LLC,
a Delaware limited liability company
Its Managing Member

	By:	PDC Sacramento, LLC,
a Delaware limited liability company
Its Manager

		By:	/s/ Timothy Schaedler
Timothy Schaedler,
Local Partner

TENANT:

ALLOGENE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Alison Moore
Name:	Alison Moore
Title:	CTO

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EXHIBIT A

SUBORDINATION AGREEMENT

This Subordination Agreement (this "Agreement") is entered into as of July 15, 2020, by and between ONYX DEVELOPMENT GROUP LLC ("Solar Owner"), and SILICON VALLEY GATEWAY
TECHNOLOGY CENTER, LLC, a Delaware limited liability company ("Landlord"), with reference to the following:

A.Landlord is the owner of that certain real property and industrial development located 7400 Gateway Boulevard, Newark, California (the "Project"). ALLOGENE THERAPEUTICS, INC., a Delaware corporation ("Tenant") is the tenant of the Building, which space consists of approximately 117,889 rentable square feet (the "Premises") pursuant to a lease with Landlord (the "Premises Lease"), as such Premises are more particularly described in the Premises Lease.

B.Tenant has entered into a power purchase agreement (the "PPA") with Solar Owner to install, operate and maintain a rooftop solar system and battery energy storage system (together with all associated wiring and equipment, the "Solar System") on the Premises. In connection therewith, Solar Owner and Tenant have requested that Landlord enter into this Agreement to provide for, among other things, Landlord's subordination of certain of Landlord's interests in the Solar System (as between Landlord and Solar Owner). Subject to the terms hereof, Landlord has agreed to subordinate its interest in the Solar System; provided, however, Solar Owner hereby agrees that it has no right, title or interest of any nature whatsoever in or to the Premises or the Project and waives any interest therein.

For good and valuable consideration, receipt whereof is hereby acknowledged, Solar Owner and Landlord agree as follows:

1.Except as otherwise provided in this Agreement, as between Solar Owner and Landlord, Landlord hereby subordinates any superior statutory or common law interest it may have in any of the Solar System, including any environmental incentives and attributes with respect thereto, by virtue of its location on the Premises to Solar Owner's ownership of the Solar System.

2.During the Removal Period (as defined below), Solar Owner and its approved contractors shall have the right, subject to the terms hereof, to access the Premises for the sole purpose of removing the Solar System from the Premises (the "Permitted Use"); provided, however, Solar Owner shall have no right to remove any non-Solar System item from the Premises which is permanently affixed to the Premises and/or is likely to cause damage to the Premises if removed. Solar Owner shall promptly (but in no event more than thirty (30) days) repair any damage to the Premises or Project arising from Solar Owner's activities on or around the Project and the Premises. Notwithstanding anything to the contrary contained herein, Solar Owner shall have no right to access the Premises after the expiration of the Removal Period. The "Removal Period" shall be a period of sixty (60) days commencing upon the earlier of: (i) delivery of written notice ("Removal Notice") (A) to Landlord from Solar Owner notifying Landlord that the Solar System is to be removed pursuant to the terms of the PPA or (B) to Solar Owner from Landlord notifying Solar Owner that the Premises Lease has been terminated prior to its stated expiration date (or will be terminated prior to its stated expiration date within sixty (60) days), or (ii) the date that is sixty (60) days prior to the stated expiration date of the Premises Lease. In the interest of clarity, in no event shall Solar Owner have a right to access the Premises following the expiration of the Premises Lease unless Landlord shall have delivered a Removal Notice to Solar Owner (which Landlord shall only be obligated to do in the event that the Premises Lease is being terminated early).

3.During the Removal Period, upon reasonable advance written notice to Landlord, Solar Owner and its approved contractors may enter upon the Premises for the Permitted Use and no other purpose. Notwithstanding the foregoing, prior to removing any of the Solar System from the Premises, Solar Owner shall (i) obtain approval from Landlord of its plan of removal, (ii) deliver to Landlord evidence of liability insurance covering such activity of Solar Owner naming Landlord as an additional insured, and

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(iii) deliver to Landlord a decommissioning bond reasonably acceptable to Landlord in an amount reasonably adequate to cover the cost of damage to the Premises which is likely to result from Solar Owner's use of the Premises. The decommissioning bond shall name Landlord as the obligee and may be drawn upon by Landlord to cover the cost of any repairs to the Premises or Project not completed by Solar Owner during the Removal Period Solar Owner shall repair any damage to the Premises or Project arising from Solar Owner's or Solar Owner's agents', employees', or contractors' acts, omissions or negligence. In addition, Solar Owner shall indemnify, defend, hold harmless and protect Landlord, its agents, contractors and employees and their respective successors and assigns (collectively, "Landlord Indemnified Parties") from and against any and all claims, losses, liabilities, damages and expenses (collectively, "Losses") arising out of the Solar Owner's or its contractors' and subcontractors' activities on the Premises; provided, however, that nothing herein shall require the Solar Owner to indemnify the Landlord Indemnified Parties for any Losses to the extent caused by the negligence or willful misconduct of the Landlord Indemnified Parties. No sales, auctions or legal proceedings may be conducted by Solar Owner at or from the Premises. Solar Owner's Indemnification obligations set forth in this Section 3 shall survive the expiration of the Removal Period or earlier termination of this Agreement.

4.If following the expiration of the Removal Period, Solar Owner fails to remove the Solar System from the Premises, then at the option of Landlord, Landlord may (A)(i) remove and store the Solar System in accordance with California law and (ii) restore the Premises to its original condition (ordinary wear and tear excepted), in each case of clause (i) and (ii), at Solar Owner's sole cost or (B) treat the Solar System. as abandoned by Solar Owner in which case, as between Solar Owner and Landlord, ownership of the Solar System shall be deemed to be transferred to Landlord. Solar Owner's restoration obligations under this Section 4 shall survive the expiration of the Removal Period or earlier termination of this Agreement.

5.Solar Owner shall be responsible to pay Rent (as defined below) to Landlord for each day following the expiration of the Removal Period that Solar Owner has failed to remove the Solar System and complete all repairs to the Premises required hereunder (provided that Solar Owner shall not be required to pay Rent following the date that Solar Owner has waived in writing all of Solar Owner's rights to access the Premises and waived its rights with respect to the Solar System, in a manner reasonably acceptable to Landlord, and Solar Owner has actually vacated the Premises). The term "Rent" shall refer to all rent required to be paid under the Premises Lease (prorated on a per diem basis and based upon the total full rent payable immediately prior to the expiration or termination of the Premises Lease, without taking into account any abatement or credit). Any Rent not paid within five (5) business days following written demand therefor from Landlord shall bear interest at the rate of twelve percent (12%) per annum. Notwithstanding the foregoing, Solar Owner shall not be responsible to pay Rent to Landlord once Solar Owner has abandoned its rights to the Premises and Solar System as granted under this Agreement by providing written notice to Landlord of such abandonment, in which event Solar Owner's rights but not its obligations (other than the obligation to pay Rent) under this Agreement shall terminate.

6.All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, devises, personal representatives, successors and assigns. As used herein, "Tenant" shall include the heirs, devisees, legatees, personal representatives, successors and assigns of Tenant. Solar Owner may assign this Agreement to its affiliate for financing purposes upon prior written notice to, but without the prior written consent of Tenant or Landlord. If Landlord transfers its interest in the Premises then Landlord shall be relieved of any further liability under this Agreement. Landlord's liability under this Agreement shall be limited to its interest in the Premises. Additionally, notwithstanding any contrary provision in this Agreement, Landlord shall not be liable under any circumstances for injury or damage to, or interference with, Solar Owner's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. In the event either party shall commence an action to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, any and all costs and expenses reasonably incurred, including reasonable attorneys' fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. Time is of the essence with respect to this Agreement. This Agreement represents the entire understanding of the parties respecting the subject matter hereof and supersedes any prior agreements, whether oral or written. This Agreement may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement. Notices required or permitted under this Agreement shall be delivered by U.S. certified mail, return receipt

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requested or by Federal Express or other reputable overnight courier addressed as follows: if to Landlord, c/o Clarion Partners, 1717 McKinney Avenue, Suite 1900, Dallas, Texas 75202, Attention, Stacey Magee With a copy to: Panattoni Development Company, Inc., 8775 Folsom Blvd Suite 200, Sacramento, CA 95826, Attention: Timothy Schaedler and if to Solar Owner, to Onyx Development Group LLC, 230 Park Avenue, Suite 845, New York, NY 10169, Attention: Legal Department, or to such other addresses as either party shall notify the other in the manner provided for herein.

7.Notwithstanding anything in this Agreement to the contrary, Solar Owner's rights are subject to and subordinate to the rights of any holder (including the beneficiary under any deed of trust) of any mortgage on the Project (which includes deeds of trust, security assignments and any other encumbrances); provided, that Landlord shall use commercially reasonable efforts to place all parties having an interest in or a mortgage, pledge, lien, charge, security interest, encumbrance or other claim of any nature on the Premises and/or Project on notice of Solar Owner's ownership of the Solar System and the legal status or classification of the Solar System as personal property. Solar Owner hereby acknowledges and agrees that is has no interest whatsoever in the Premises, the Building, the Project or any real property interest whatsoever. Solar Owner and Tenant acknowledge and agree that they shall not record this Agreement or any other instrument or document relating to this Agreement or the Building or Project in the county records in which the Project is located or the Secretary of State.

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IN WITNESS WHEREOF. the parties have entered into this Agreement as of the date first set forth above.

"LANDLORD"

SILICON VALLEY GATEWAY TECHNOLOGY CENTER, LLC,
a Delaware limited liability company

By:	Silicon Valley Gateway Technology Center PG, LLC,
a Delaware limited liability company
Its Managing Member

	By:	PDC Sacramento, LLC,
a Delaware limited liability company
Its Manager

		By:	/s/ Timothy Schaedler
Timothy Schaedler,
Local Partner

"SOLAR OWNER"

ONYX DEVELOPMENT GROUP LLC

By:	/s/ Ja Kao
Name:	Ja Kao
Title:	Authorized Signatory

ACKNOWLEDGED, AGREED AND CONSENTED TO BY: "TENANT"
ALLOGENE THERAPEUTICS. INC.,
a Delaware corporation

By:	/s/ Alison Moore
Name:	Alison Moore
Title:	CTO

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